SED INTERNATIONAL RELEASES THIRD QUARTER FINANCIAL RESULTS

LAWRENCEVILLE, GA. May 14, 2013 -- SED International Holdings, Inc. (NYSE MKT: SED), a multinational supply chain management provider and distributor of leading computer technology, computer products, consumer electronics, small appliances, housewares and personal care products, today announced financial results for the nine months and fiscal 2013 third quarter ended March 31, 2013.

Summary of the fiscal 2013 third quarter results are as follows:

•	Net sales were $128.8 million for fiscal 2013 third quarter, which represented a 7.1% decrease over net sales of $138.7 million reported for the same period last year. The decrease was driven by weak demand in U.S. IT storage system products and across Latin American operations.
•	Gross margin decreased to 3.6% during the quarter compared to 6.2% for the same period last year. Our current quarter margin was negatively impacted by product mix, lower sales volumes and related product rebates, and non-cash inventory reserves. Last year’s gross margin was unnaturally high due to increased margins on hard drives, driven by industry supply constraints.
•	Selling, general and administrative expense was $7.9 million for the third quarter of fiscal 2013 and 2012, down from $8.9 million in the 2013 fiscal second quarter. Foreign currency transaction losses were $0.6 million for the fiscal 2013 third quarter, compared to income of $0.3 million for the same period last year. The loss is attributed to the devaluation of the Colombia and Argentinian peso from our Latin American operations.
•	The Company reported a net loss $4.2 million for the fiscal 2013 third quarter, compared to income of $0.4 million for the same period last year. Basic and diluted loss per share was $0.83 for the current quarter compared to earnings of $0.09 per basic share and diluted share for the third quarter last year.
•	EBITDA, which also excludes stock-based compensation expense, was a loss of $3.8 million for the current quarter, compared to income of $1.3 million for the same period last year.
•	Inventory turns were 8.6 for the quarter ended March 31, 2013 and 2012.
•	Cash and cash equivalents were $4.2 million, net trade receivables were $53 million, net inventories were $56.8 million and working capital was $12.2 million at March 31, 2013.
•	Shareholders’ equity at the end of the quarter was $16.3 million, or $3.22 per basic and diluted share

“After a relatively strong revenue performance in the previous quarter, we were disappointed to see the drop in revenue and margins in our third fiscal quarter,” said Bob O’Malley, president and chief executive officer of SED International. “The results necessitated us to accelerate our actions to create a new SED, one built from the core out. The changes we announced on April 4, 2013, will dramatically enhance our ability to reach profitability in the short term. The steps we are taking include a leaner senior management, a return to our core markets and vendors, and an increase in leverage of our fixed distribution assets.”

For the nine months ended March 31, 2013, net sales were $411.6 million, with gross margin of $19.6 million or 4.76%, compared with net sales of $445.4 million, with gross margin of $29.8 million or 6.7% for the same period last year. Nine month net income for fiscal year 2013 was a loss of $7.9 million, or $1.58 loss per basic and diluted share, versus income of $3.4 million, or earnings of $0.70 per basic share and $0.69 per diluted share, for the same period last year. Excluding restructuring costs of $1.2 million and stock-based compensation expense of $0.1 million, non-GAAP normalized adjusted net loss for the nine months end March 31, 2013 was $6.6 million.

Conference Call

Management will host a conference call and webcast on the results on Tuesday, May 14, 2013 at 10:00 a.m. Eastern Time. To participate in the conference call, please dial 1-888-846-5003 approximately ten minutes prior to the call. International callers should dial 1-480-629-9856. The call also will be available as a live, listen-only webcast on the “Investor Relations” section of the SED International website at http://www.sedonline.com.

An audio replay of the call will be available approximately two hours following the conclusion of the live call through May 21, 2013. The audio replay may be accessed by dialing 1-877-870-5176 or 1-858-384-5517 internationally and entering access conference ID # 4617470.

About SED International Holdings, Inc.

Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, consumer electronics, small appliances, housewares, and personal care products. The company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets. Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; Bogota, Colombia and Buenos Aires, Argentina, SED serves a customer base of over 10,000 channel partners and retailers in the US and Latin America. To learn more, please visit www.SEDonline.com; or follow us on Twitter @SEDIntl.

Safe Harbor

Statements made in this Press Release that are not historical or current facts are "forward-looking statements.” These statements often can be identified by the use of terms such as "may," "will," "expect," "believe," "anticipate," "estimate," "approximate" or "continue," or the negative thereof. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Any forward-looking statements represent management's best judgment as to what may occur in the future. However, forward-looking statements are subject to risks, uncertainties and important factors beyond the control of the Company that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in foreign countries and failure to capitalize upon access to new markets. The Company disclaims any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. These factors and others are discussed in the “Management's Discussion and Analysis" section of the Company's Reports on Forms 10-K and 10-Q available at www.sec.gov.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “Normalized Adjusted Net Income (Loss)”, “Adjusted EBITDA” (Earnings Before Interest, Tax, Depreciation and Amortization), and “Normalized EPS” (Earnings Per Share). These non-GAAP measures are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (“GAAP”) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors. The Company’s management believes that Normalized Adjusted Net Income (Loss), Adjusted EBITDA, and Normalized EPS represent a key operating metric for its business. These non-GAAP terms, as defined by the Company, may not be comparable to similarly titled measures used by other companies. Normalized Adjusted Net Income (Loss), Adjusted EBITDA, and Normalized EPS are not measures of financial performance under generally accepted accounting principles. The Company believes that items excluded from Normalized Adjusted Net Income (Loss), Adjusted EBITDA, and Normalized EPS are significant components in understanding and assessing financial performance. These non-GAAP measures should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of GAAP financial measures to non-GAAP Normalized Adjusted Net Income (Loss), Adjusted EBITDA, and Earnings per Share is included at the end of this press release.

Investor Relations Contact

Christopher R. Joe

Interim Chief Financial Officer

SED International Holdings, Inc.

770-243-1200

cjoe@sedintl.com

SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31, 2013	June 30, 2012
	(Unaudited)	(Note 1)
ASSETS

Current assets:
Cash and cash equivalents	$4,167	$4,710
Trade accounts receivable, less allowance for doubtful accounts of $788 and $853, respectively	53,005	54,030
Inventories	56,815	61,785
Deferred tax assets, net	589	632
Other current assets	10,132	8,123
Total current assets	124,708	129,280
Property and equipment, net	3,916	3,549
Other assets	176	264
Total assets	$128,800	$133,093

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$67,743	$63,084
Accrued and other current liabilities	8,822	8,716
Revolving credit facilities	35,981	36,880
Total current liabilities	112,546	108,680

Commitments and contingencies:

Shareholders’ equity:
Preferred stock, $1.00 par value; 129,500 shares authorized, none issued	0	0
Common stock, $.01 par value; 100,000,000 shares authorized, 7,189,241 shares issued and 5,155,405 shares outstanding at March 31, 2013 and 7,112,995
shares issued and 4,979,159 shares outstanding at June 30, 2012	71	70
Additional paid-in capital	70,383	71,013
Accumulated deficit	(36,593)	(28,692)
Accumulated other comprehensive loss	(3,603)	(3,187)
Treasury stock, 2,033,836 shares and 2,133,836 shares, at cost	(14,004)	(14,791)
Total shareholders’ equity	16,254	24,413
Total liabilities and shareholders’ equity	$128,800	$133,093

SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012

Net sales	$128,849	$138,675	$411,554	$445,440
Cost of sales	124,261	130,078	391,973	415,686
Gross profit	4,588	8,597	19,581	29,754

Selling, general and administrative expenses	7,873	7,910	23,977	24,720
Depreciation and amortization expense	229	205	673	517
Foreign currency transactions loss (income)	565	(295)	573	638
Restructuring-related costs	0	0	1,144	0
Acquisition-related costs	0	0	0	370
Total operating expenses	8,667	7,820	26,367	26,245
Operating income (loss)	(4,079)	777	(6,786)	3,509

Interest expense, net	231	259	781	942
Gain on acquisition	0	(263)	0	(1,261)
Income (loss) before income taxes	(4,310)	781	(7,567)	3,828
Provision (benefit) for income taxes	(115)	332	334	443
Net income (loss)	$(4,195)	$449	$(7,901)	$3,385

Comprehensive income (loss):
Consolidated net income (loss)	$(4,195)	$449	$(7,901)	$3,385
Foreign currency translation adjustment	(467)	731	(549)	(201)
Fair value of interest rate swap contract	17	37	133	153
Total comprehensive income (loss)	$(4,645)	$1,217	$(8,317)	$3,337

Basic income (loss) per common share	$(0.83)	$0.09	$(1.58)	$0.70
Diluted income (loss) per common share	$(0.83)	$0.09	$(1.58)	$0.69

Weighted average number of common shares outstanding:
Basic	5,043,000	4,923,000	5,000,000	4,851,000
Diluted	5,043,000	4,988,000	5,000,000	4,917,000

SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

THIRD QUARTER FISCAL 2013 “NORMALIZED” NET INCOME AND ADJUSTED EBITDA

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1) (Unaudited)

(In thousands, except share data)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2013	2012	2013	2012

Reconciliation of GAAP net income (loss) and EPS to Non-GAAP measures:
GAAP net income (loss)	$(4,195)	$449	$(7,901)	$3,385
Stock-based compensation (2)	40	68	159	297
Restructuring related costs (3)	0	0	1,144	0
Acquisition related costs (4)	0	0	0	370
Non-GAAP normalized adjusted net income (loss)	$(4,155)	$517	$(6,598)	$4,052

GAAP net income (loss) per diluted common share
Basic income (loss) per common share	$(0.83)	$0.09	$(1.58)	$0.70
Diluted income (loss) per common share	$(0.83)	$0.09	$(1.58)	$0.69

Non-GAAP normalized net income (loss) per common share
Normalized basic income (loss) per common share	$(0.82)	$0.11	$(1.32)	$0.84
Normalized diluted income (loss) per common share	$(0.82)	$0.10	$(1.32)	$0.82

Weighted average number of common shares outstanding:
Basic	5,043,000	4,923,000	5,000,000	4,851,000
Diluted	5,043,000	4,988,000	5,000,000	4,917,000

Reconciliation of GAAP net income (loss) to adjusted EBITDA is as follows:

GAAP net income	$(4,195)	$449	$(7,901)	$3,385
Depreciation and amortization	229	205	673	517
Stock-based compensation (2)	40	68	158	297
Restructuring related costs (3)	0	0	1,144	0
Interest expense, net	231	259	781	943
Provision (benefit) for income taxes	(115)	332	334	443
Gain on acquisition (5)	0	0	0	(998)
Non-GAAP adjusted EBITDA	$(3,810)	$1,313	$(4,811)	$4,587

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered as a substitute for comparable GAAP measures and should be read only in conjunction with our financial statements prepared in accordance with GAAP.
(2)	Stock-based compensation represents to non-cash charges for stock awards.
(3)	Restructuring costs associated with severances, consulting, and other costs associated with the reorganization of the management team and departmental structure.
(4)	Acquisition related costs were incurred as part of the purchase of the Lehrhoff assets.
(5)	Gain on the acquisition of the Lehrhoff assets recorded as a bargain purchase under ASC 805.